Exhibit 10.17

Consultancy Agreement

This Agreement (this “Agreement”) between Freemind Group LLC, a Delaware limited liability company with its principal place of business at 6 Liberty Square # 2783 Boston, MA 02109 (the “FMG”), and ACESIS HOLDINGS CORPORATION, a Nevada Corporation with offices at 9233 Park Meadows Drive Suite 108, LoneTree, Colorado 80124 UNITED STATES and its wholly owned subsidiaries Acesis BioMed Ltd(“Acesis UK”) a UK Chartered company and Acesis Biomed US, Inc. (“Acesis US”) (the “Company”) shall commence on February 22nd 2023 (the “Effective Date”).

WHEREAS, the Company is seeking to explore and identify non-dilutive funding sources and to prepare and file award application (or applications) for research and development (or other similarly natured) funding opportunities (grants and contracts) from funding agencies including but not limited to the Federal sources such as NIH, BARDA, and DOD and Private Foundations; and

WHEREAS, FMG has the knowledge, expertise and experience required to assist the Company with the identification of such relevant funding opportunities, and the preparation and filing of such application(s) (the “Services”); and

WHEREAS, the Company desires to engage FMG to provide the expert Services, and FMG desires to perform the Services for the Company, in accordance with the terms of this Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	FMG’s and Company’s Duties and Commitments.

1.1.	FMG shall conduct an on-going strategic assessment of Company’s research objectives, available research projects and available public and private grants and contract funding opportunities.

1.2.	FMG shall advise and assist Company in identifying the most suitable funding opportunity applicable for the Company and advise on the best alternatives to apply for such a funding opportunity, in the opinion and experience of FMG;

1.3.	FMG shall assist the Company in preparation of applications to any such funding opportunity presented to Company after the Company and FMG have agreed to proceed with the preparation and filing of an application to a funding opportunity, assisting with the award negotiation up to the point of the award being granted. Company reserves the right to make a final decision on the number and type of applications to be submitted as well as in the final submission of application to any funding opportunity.

1.4.	It is hereby acknowledged and clarified that the duties of FMG, as specified above, are and shall at all times be limited to the duties listed above, and FMG shall in no event be responsible for the draw down process and/or usage of the funds by the Company.

1.5.	The Company undertakes to cooperate with FMG and provide any assistance or information required by FMG in order to provide the Services. The Company undertakes to promptly notify FMG of any update or development regarding any application initiated with the assistance of FMG.

1.6.	The Company and FMG will mutually agree on a suitable timetable for preparation and delivery of copies of all materials, documents and correspondence with funding agency in respect of a project.

2.	Consideration. As consideration for the expert Services provided by FMG to Company, FMG shall be entitled to a monthly Retainer Fee (The “Retainer Fee”) for an initial period of twelve (12) months, and a per application Award Fee (The “Award Fee”) for any award made to Company based on an application prepared and submitted with the assistance of FMG, or a revision to such an application whether assisted by FMG or not. Such fees shall be paid upon receipt of a duly issued invoice via wire transfer:

2.1.	Retainer Fee: The Retainer fee shall be paid on a four (4) month cycle basis (The “Cycle”) and on the beginning of each Cycle. Company shall pay on the Effective Date the first Cycle fee.

2.2.	Award Fee: Award Fee shall be calculated on a cumulative basis including all awarded sums including allocated sums for future years (“Total Award Fee”). It is hereby clear and agreed by all parties that any reduction made to the total awarded sum for reasons that are not within Company’s responsibilities and control will cause the fees owed to FMG to be adjusted to reflect the actual total awarded sum the Award Fee calculation is based on. Award Fee shall be paid via wire transfer as a percentage (per Section 2.3) of any funds available for withdrawal by Company and within 30 days from the date the funds are available for withdrawal and upon presentation of an invoice.

2.3.	Fee Options: Company shall choose one of the following Fee Options:

	Monthly Retainer	Award Fee Percentage	Select	Company Initials
Option 1	$15,000	0%	☐
Option 2	$10,000	2.5%	☐
Option 3	$5,000	5%	☒	CNK

2.3.1.	Up to ten (10) days before the end of each Cycle, Company may inform FMG in writing of its choice to select a different option for the following Cycle under Section 2.3. In the event Company selects a different option for a following cycle, the Award Fee Percentage from the previous Cycle shall apply for all applications initiated in the previous Cycle.

2.3.2.	With the exception of single performance period awards, if under 2.3 Company has selected Option 2 or Option 3, Company may notify FMG within ten (10) days of receipt of Notice of Award of its decision to pay the Total Award Fee for all performance periods within thirty (30) days of receipt of Notice of Award, where the Total Award Fee owed shall be reduced by ten percent (10%).

3.	Termination. Company and FMG may terminate this agreement by providing prior written notice that shall be delivered to the other party at least thirty (30) days before the end of the then ongoing Cycle. Such voluntary termination by the Company shall not affect the Company’s obligation to pay FMG the full committed twelve (12) months retainer fee. In addition, Company shall be obligated to pay FMG the due Award Fee on any awarded application initiated prior to termination.

4.	WARRANTS.

4.1.	FMG warrants and represents that:

4.1.1.	The Services to be provided hereunder will be provided in good faith and in accordance with the highest professional standards of the industry.

4.1.2.	The Services to be provided hereunder are based on FMG’s expertise in assisting applicants in the preparation of high-quality applications; provided, FMG has not represented that it will be able to obtain awards for the Company based on any relationship with any employees of the United States Government or by exerting any improper influence.

4.1.3.	It has the necessary expertise in the Company’s industry and necessary knowledge of the Company’s operations to assist the Company in preparing high quality applications.

4.2.	The Company warrants and represents that it shall act in good faith and that:

4.2.1.	FMG has made no representation that the Services to be provided hereunder include the leveraging of any relationship with any employee of the United States Government or the exertion of improper influence to obtain an award.

4.2.2.	The Company believes that FMG has the necessary expertise in the Company’s industry and necessary knowledge of the Company’s operations to assist the Company in preparing high quality applications.

4.2.3.	The above-mentioned Retainer Fee and Award Fee are fair and equitable in light of the Services to be provided by FMG.

5.	LIMITATION OF LIABILITY. FMG WILL IN NO EVENT BE LIABLE TO THE COMPANY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT FMG HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR BREACH.

6.	NO GUARANTEE. The Services to be rendered hereunder are rendered without any guarantee or representation regarding the success or chances of the applications to be prepared, submitted and/or approved. Both parties hereto agree that FMG is providing the Services hereunder for certain consideration to be paid solely by the Company, but in no event shall FMG be liable for any unsuccessful applications, competency, quality or fitness to purpose, losses, claims, punitive damages or any other damages the Company may suffer due to rejection of any application, the Company’s failure to comply with any applicable regulations or instructions, or otherwise in connection with this Agreement.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In the event of any litigation between the parties, the parties expressly submit themselves to the sole jurisdiction of the competent courts in the State of Delaware.

8.	In the event any provision of this Agreement shall be determined to be unenforceable, because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular provision(s) held to be unenforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

/s/ Ram May-Ron		/s/ Costas N. Karatzas
Free Mind Group LLC		ACESIS HOLDINGS CORPORATION
By:	Ram May-Ron	By:	Costas N. Karatzas
Title: Managing Partner		Title: CEO